EXHIBIT 11.1


                NATURAL ALTERNATIVES INTERNATIONAL, INC.

              STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                               (unaudited)

               For the Three Months Ended September 30, 1995

                                                                      Primary       Fully Diluted
                                                  Days                Weighted        Weighted
                                                  Out-                Average         Average
                              Outstanding         stand-               Shares          Shares
                            From        To        ing       Shares    Outstanding    Outstanding
                            ----        --        ---       ------    -----------    -----------
Beginning shares          07/01/95   09/30/95      92      5,257,875   5,257,875      5,257,875

Dilutive effect of common
  stock equivalents:

At average price per share                                                 278,209

At closing price per share                                                                332,356

Exercise of employee stock
   options                  08/21/95   09/30/95      40         1,500          652            652

Exercise of employee stock
   options                  09/19/95   09/30/95      11        20,500         2,451         2,451
                                                            ---------     ---------     ---------
Ending shares                                               5,279,875     5,539,187     5,593,334

Net Earnings                                                              $ 588,890     $ 588,890
                                                                          =========     =========
Net Earnings Per Share                                                        $ .11         $ .11
                                                                              =====         =====

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